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Subject Company: Extended Systems Incorporated
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The following is a transcript of Extended Systems Incorporated’s earnings call on August 2, 2005, which included references to the merger and other transactions contemplated by the Agreement and Plan of Merger, dated July 28, 2005, by and among Sybase, Inc, Ernst Acquisition Corporation and Extended Systems Incorporated.

EXTENDED SYSTEMS

Moderator: Charles Jepson

August 2, 2005

4:00 pm CT

Operator:	Good afternoon my name is (Sandy) and I will be your conference facilitator. At this time I would like to welcome everyone to the Extended Systems fourth quarter FY 2005 results.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mr. Jepson, President and Chief Executive Officer you may begin your conference.

Charles Jepson:

Thank you (Sandy) and good afternoon and than you all for joining us for our investor conference call for the fourth quarter of fiscal 2005. The press release regarding our fourth quarter results ran at approximately 4:10 pm Eastern time this afternoon and is also available on our website at www.extendedsystems.com.

At this time I’d like to turn the call over to Val Heusinkveld, our Vice President of Finance and Chief Financial Officer for a recap of our numbers this quarter.

Valerie Heusinkveld:

Thanks Chuck. So on today’s call I’ll start with an overview of the financial results for our fourth quarter. Chuck will then discuss the key business drivers in our fourth quarter and outline the company’s recently signed transaction with Sybase.

But before we begin I’d like to remind everyone that certain forward looking statements in this conference call regarding the anticipated expansion of our one bridge mobile groupware and platform products, our Bluetooth enabled products, our growth in professional services revenue, our expected product enhancements due to our Pointsec relationship and other strategic alliances, the proposed transactions between Sybase and Extended Systems, the expected timetable for completing the merger transactions, benefits of this transaction, future opportunities for the combined company and products and any other statement regarding Sybase’s or Extended Systems’ future expectations, beliefs, goals or prospects constitute forward looking statements.

Any statements that are not statements of historical fact including statements containing the word believes, plans, anticipates, expects, estimates and similar expressions should also be considered forward looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward looking statements including failure of our products to gain further traction in the marketplace, increased competition, our ability along with Sybase to consummate the transaction, the conditions to the completion of the merger transaction may not be satisfied or other regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule the possibility that the parties may be unable to achieve all of the benefits of the merger within the expect timeframe or at all and to successfully integrate Extended Systems operations into those of Sybase, operating cost, customer loss and business disruption including without limitation difficulties in maintaining relationships with employees, customers, clients or suppliers may be greater than expected following the transaction, the retention of certain key employees at Extended Systems and the other factors described in Extended Systems annual report on Form 10-K for the year ended June 30, 2004 and its most recent quarter report filed with the SEC.

Extended Systems assumes no obligation to update the information in this communication accept as otherwise required by law. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof.

In connection with the merger Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. You are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting investor relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho, 83713, telephone number 800-235-7576 extension 6276. In addition documents filed with SEC by Extended Systems will be available free of charge at the SEC’s website at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction and their interest in the solicitation will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.

This conference call is publicly available by a telephone conference and web rebroadcast. Under the requirements of Regulation FD adopted by the SEC in 2000 we provided an advance notification of this conference call by way of a news release issued on July 26, 2005. As is the practice of most companies at the conclusion of our formal remarks we will be taking live questions only from security analysts and institutional portfolio mangers. But the complete call is open to all interested parties on a listen only basis.

So now that we have that in the record, let’s begin with a review of our fourth quarter financial results. Our net revenue for the fourth quarter was $10.7 million which is a 37% increase over the revenues we recorded in the fourth quarter of last year. Our fiscal year 2005 revenue’s were $40.1 million, an increase of 25% over the revenues recorded in the fiscal year 2004.

Now during the fourth quarter the product line with the largest growth was our mobile device solutions product line. This is the product line that includes our Bluetooth, IrDA, SyncML and XTND Connect PC products sold to device manufacturers and other customers that imbed our products into their hardware solutions. Licensed revenue from these products was $3 million which was an increase of $1.5 million or 100% from last year’s fourth quarter revenue. For the full fiscal year 2005 licensed revenue from these products was $11.9 million and increased 76% over the revenue recorded for fiscal year 2004.

Now included in the revenue for the fourth quarter is a $1.75 million royalty payment received during the fourth quarter from Agilent Technologies and Samsung Electronics for our software products that had been included in previous shipments of Samsung handsets. We settled our dispute with Agilent and Samsung during the fourth quarter and they have agreed to pay for previously shipped products plus continue to use our, use and license our IrDA and IrFM software in their handsets. The agreement to pay for previously shipped products provides for an additional payment of $2 million in the first quarter of fiscal 2006 and a final payment of $1 million in the second quarter of ‘06. We will record these final two payments in revenue during the quarter they are received.

We had a very successful year with these products. Some highlights for the year include completion of one of the single largest licensing transactions in the company’s history when we licensed our Bluetooth protocol stack and profile suite to Texas Instruments for inclusion in their GSM chipset products. We also completed a licensing arrangement with Qualcomm to include our products in their CDMA chipset offerings. We believe our new relationship with Qualcomm has significant potential opportunity for our company.

License revenue from our enterprise mobility products which include our OneBridge Mobile Groupware, XTND Connect PC for the enterprise and our OneBridge Mobile Platform solutions was $3.4 million in the fourth quarter. License revenue from these products increased 42% as compared to the sales of these products in the fourth quarter of last year. For fiscal 2005 license revenue for these products was $12 million and for the full year increased 14%. This growth was achieved from our installed customer base continuing to roll out more seats of our OneBridge Mobile Groupware product combined with new enterprise customer choosing our products for their mobile email solution.

We also continue to experience a growing interest from current and potential customers in developing mobile applications and licensing our OneBridge Platform to support their productivity enhancement plans.

License revenue from our database products was $1.9 million in the fourth quarter of fiscal 2005 and $2.2 million in the fourth quarter of last year, a decrease of 14% from the license revenue recorded last year. In last year’s fourth quarter we offered some aggressive price incentives to our customers which resulted in higher sales for last year’s fourth quarter. These price incentives were not offered in the fourth quarter of fiscal 2005. For fiscal 2005 license revenue for the database products $7.3 million and declined 6% from the license revenue in the last fiscal year.

Now our database products do not require heavy research and development investment or significant sales and marketing support and they have been an important source of positive cash to our company for both fiscal 2004 and 2005.

Revenue from our professional services was $965,000, an increase of 95% for the $496,000 of revenue we recorded in the fourth quarter of last year. The increase in professional services revenue is due to our customers increasing use of our expertise and services to develop mobile line of business applications and to deploy our products to their users. For fiscal 2005 we experienced revenue growth of 27% from our professional services. We are optimistic that the interest we see from our customers in our pipeline for mobile applications will enable us to continue our growth in professional services revenue and sales of our OneBridge Mobile Platform products.

Support and maintenance revenue grew in the fourth quarter of this year and was $1.5 million, an increase of 23% from the support and maintenance in the fourth quarter of last year. For fiscal year 2005 support and maintenance was $5.4 million, an increase of 24%. This growth has been achieved from the continued support and maintenance renewals from our installed customer base plus the new support and maintenance sold to our new enterprise customers.

Now that completes our revenue overview. Let’s proceed by reviewing some of the more significant cost and expenses for the quarter. Research and development costs for the quarter were $2.1 million, an increase of approximately $200,000 from the $1.9 million of expense reported in the same quarter last year. The bulk of R&D spending is focused on Enterprise Mobility. The spending increases reflect a cost of retaining additional contract R&D services, R&D staff to advance product development as well as cost incurred to retain our current R&D team and recruit new and replacement R&D team members.

Sales, marketing and support expenses were $4 million for the fourth quarter this year as compared to $3.3 million in the fourth quarter of last year. This increase is primarily driven by payments of third party commissions to our distributor for device solutions products in connection with the payments received this quarter for the past due royalties from Agilent and Samsung.

General and Administrative expenses were $2.1 million in the fourth quarter of this year, an increase of approximately $800,000 from the $1.3 million we incurred in the fourth quarter of last year. One of the drivers for his increase in G&A expense is due to the legal and other costs incurred in connection with the recently announced transaction with Sybase.

In the fourth quarter we recorded income from operations of $1.1 million compared to income from operations of $116,000 in the fourth quarter of last year. The company achieved GAAP operating income in every quarter of fiscal 2005. For the full year 2005 the company reported income from operations of $5.2 million as compared to a loss from operations of $3.8 million for fiscal year 2004. We were delighted with the strong improvement in operating income that we were able to achieve in fiscal 2005 as compared to last year.

For the fourth quarter the company recorded net income of $636,000 or 4 cents per fully diluted share as compared to a loss of $188,000 or 1 cent per share in the fourth quarter of last year. For fiscal 2005 the company reported net income of $4 million or 25 cents per share as compared to a loss of $3.3 million or a loss of 23 cents per share last year.

Now moving on to the balance sheet as of June 30, 2005 we had approximately $13.6 million in cash and cash equivalence as compared to $7.2 million at the end of last fiscal year. The increase in cash is the result of the improved revenue and profitability performance this fiscal year coupled with a reduction in the number of day sales outstanding in the accounts receivable.

So that concludes my review of our financial results for the quarter. In light of the pending transaction with Sybase we are not going to provide guidance for the quarter ending September 30, 2005 or fiscal 2006. So I’d like to turn the call back over to Chuck for his discussion of our fourth quarter operations.

Charles Jepson:

Thanks Val. And hello again and welcome to our conference call. I’ll provide you with some fourth quarter highlights from our product group’s performance and then discuss the Sybase transaction that we are planning for.

In the fourth quarter enterprise mobility products continue to make excellent progress in the market place. We continue to roll out field service applications on a worldwide basis. We closed a large deal in the utility sector with a multi-billion Euro electric utility company in France. The application is a field service application and the deal was one in a highly competitive environment where all the major mobile application platform suppliers were vying for the business and we prevailed again.

Continuing in the utility sector Anglian Water one of the leading providers of water and wastewater services in the United Kingdom rolled out a large mobile field service application based on OneBridge. Anglian Water is located in the east of England and serves the needs of approximately 6 million industrial commercial and domestic customers.

We also released some pre-production software for a CRM application that executes on a RIM Blackberry device to one of our existing customers in the financial services arena. This is an exciting development as it provides a model where we can sell applications to existing and future Blackberry users and be seen as a trusted advisor.

Our partner channel continues to grow. Your Communications, a telecommunications company in the United Kingdom, continues to successful sell our solutions. Recently they partnered with Vodafone and supplied a hosted OneBridge application to Windowcare, a facilities maintenance company.

On the wireless email front we continue to have numerous wins that deserve attention. In Germany a 190 year old brewery named Bitburger rolled out our OneBridge Mobile Groupware product to it’s executives with real time email. In April we announced the significant customer win in the United Kingdom. British Airways equipped its top managers with wireless email capabilities using OneBridge. At the end of the day we were selected because our product supports multiple devices which allowed users to choose from a variety of smart phones and our product didn’t impose any additional support burdens on their IT organization.

A powerful story depicting the capabilities of OneBridge was publicized in June when Grania Willis, a correspondent with the Irish Times, used OneBridge to send email messages detailing her assent of the technically challenging north side of Mount Everest. OneBridge can be used any place in the world at any time to connect people even at the top of the world.

At the TechEd 2005 show which is Microsoft’s largest annual conference we were voted the best mobile solution by the editors of Windows IT Pro and SQL

Server Magazine. We like beating our competitors in the market place and this award is further validation of the capability of our product.

Speaking of our product we launched the 4.5 release of OneBridge in June. This release is aimed at developers and is interesting because it allows the developers to take an existing Legacy application and retro fit it with real time push data capabilities. We believe it opens up opportunities for developers, systems integrators and ISV partners because it provides a tool set that allows them to mobilize existing applications faster, so it opens up new revenue opportunities and customer services opportunities for our partners installed bases.

Finally we announced an exciting partnership with Pointsec. Pointsec is a Swedish based company that is a leading supplier of mobile device security products. Partners ranked them as a leading mobile security vendor in the Magic Quadrant for four years in a row. Together we will bring mobile, we will bring secure mobile solutions to the enterprise. Our partnership allows each company to offer an integrated OEM version of the other solutions to its customer base and each company will leverage one another’s customers for new business. We’re very excited at this arrangement as it enables us to bring a robust, add-on security modules to our customers. We’re also pleased to bringing the best of class product to the Extended Systems customer base.

Let me know turn to our Mobile Device Solutions Group, which you know encompasses data synchronization, device management, Bluetooth and our IrDA software products. Coming off a great Q3 this group continued to expand its channel. Another leading Bluetooth radio vendor has licensed our Bluetooth protocol stack. And our existing partners such as Texas Instruments are beginning to ramp up and get design winds in the industry. We believe we will continue to see more Bluetooth enabled products distributed in the market and feel we have momentum for our strategy of providing the best of class, stand alone, highly portable product to the key suppliers in this marketplace.

We continue to see penetration in the Telematics sector with our Bluetooth product. A large Japanese telematics provider is now supplying our Bluetooth stacks to a large Japanese auto manufacturer. This makes five automobile manufacturers who we serve directly plus many more, who are served through our partners. A major overnight package delivery company is using our Bluetooth software in an end vehicle wireless connectivity implementation. The solution is now shipping and in use in their delivery trucks.

XTNDConnect PC—our mobile phone to desktop synch product—is now being distributed in low and mid range cell phone. We continue to add support for additional phone models. The point here is that not only is XTNDConnect shipped with high end smart phones but that the market demand is continuing to move down stream and the mass customer market wants synchronization capabilities as well. We think we’re well positioned to take advantage of this growth opportunity. Our advantage database team continued to have a great quarter and in fiscal year 2005 finished the year by adding a total 68 new VARS to their large rich ISV base.

Now back to the reason that most of you are on this phone call. On Friday, July 29 we announced an important event in our company’s future. We announced that we and Sybase, a leading provider of enterprise infrastructure and mobile software, signed a definitive agreement under which Sybase will acquire Extended Systems in a cash merger for $4.46—I’ll do the whole number, 4.460847 per share for an aggregate diluted equity value of $71.3 million.

The transaction is subject to regulatory approval, Extended Systems shareholder approval as well as other specified closing conditions and is expected to close in the fourth quarter of 2005. There is no assurance that this transaction will close and we will continue to run the company independently because it’s never over till it’s over.

Following the closing of the proposed acquisition Extended Systems will become a holey owned subsidiary and will be positioned as part of Sybase iAnywhere Solution subsidiary. Extended Systems’ board and management believe that combining our company with Sybase achieves a number of strategic objectives. The transaction provides a premium to our stockholders as well as liquidity as Sybase will be paying cash for the shares of the company.

Following the closing of the proposed acquisition we expect that our technology will be combined with existing technologies inside Sybase to create a product leadership position. Our customers are expected to be well served by a company with global reach, dedicated outstanding customer support. And our employees are expected to find greater opportunities in a larger company and a company that has committed and has been founded superb software product innovation.

We will now open the call up to questions. Operator we are ready.

Operator:	At this time I’d like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (David Lee).

(David Lee):	Hi guys. Can you talk a little bit about your NOL situations and in this acquisition combination with Sybase if they will be able to utilize that?

Valerie Heusinkveld:

So Extended Systems has significant NOLs and if you take a look in both our 10-K and recently filed 10-Q the detail on those is available. I do not know how they will integrate into Sybase. You would need to ask them that question.

(David Lee):	Okay can you perhaps talk a little bit about the relationship with Qualcomm and Texas Instruments?

Charles Jepson:	In terms of, well they’re both different. Qualcomm as you know is a chip supplier for CDMA.

(David Lee):	Right.

Charles Jepson:	They bought a development license from us so they are porting our product.

Valerie Heusinkveld:	Device management.

Charles Jepson:	Device management and their infra red products, they’re porting those products to their chipset. We will get additional revenue from them as they ship those chips to their customers.

With Texas Instruments they bought our Bluetooth product. It’s a fully paid up license for several million chipsets. We are in the process of assisting them with the portation project to get that to their Bluetooth radios.

(David Lee):

Okay. Can you also perhaps talk a little bit about the database business? You mentioned license revenue has declined I guess it’s probably just because due to Borland, the problems at Borland. Can you just talk a little bit about sort of the installed base and…

Charles Jepson:

Well the way sell that product is through VARS. We probably sell three deals a year direct. We had a major customer this year, hit a little speed bump and the revenue that we received from them declined. We think it may come back but we’re not sure. We’ve said this on this call multiple times we run that business as a cash cow. It’s an excellent business. The product is superb, meets our channels. The trick to keeping it growing slightly and continue to be profitable is finding more small VARS who sell bullet-proof applications to small business. That’s the focus. And we did very well this year in that area and we expect to continue that.

(David Lee):	Great thanks.

Charles Jepson:	Thank you.

Operator:	Your next question comes from (Ross Collard) Diker Management.

(Ross Collard):	Hey guys great quarter.

Valerie Heusinkveld:	Thanks.

Charles Jepson:	Hey (Ross).

(Ross Collard):	Can you take us through the M&A process and maybe take us from day one to where we are now and…

Charles Jepson:	No.

(Ross Collard):	Who else was in there and what else you saw?

Valerie Heusinkveld:	Hey (Ross) that will be outlined in great detail in the proxy. We’re not really prepared to speak to that on that call. I would ask you and the other shareholders to wait until we mail the proxy. And all the relevant information will be available for everybody.

(Ross Collard):

Well okay on another note with respect to the momentum in the business can you give us the rational for selling out now? It seems like we’re finally starting to get the growth on the OneBridge side and corporation is starting to mobilize their apps. Can you maybe take us through why we’re selling out here and taking cash?

Charles Jepson:

Well I, well taking cash is because that’s what we were offered. The reason the sell is again we felt that it was a very good deal for our shareholders, a pretty significant premium where the stock was trading and the fact that it is cash means that individuals who wanted to convert the stock into cash could actually do it. As you well know the trading volume for our company shares is pretty low.

(Ross Collard):	Yes I agree with you on that but the price is well below your 52 week high. I mean it just seems like a very low price especially with the profits in your business.

Charles Jepson:	Well that was not the judgment of the board and the management team. Thanks (Ross).

Operator:	I’d like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. There are no further questions at this time.

Charles Jepson:	Okay thank you operator and thank you all very much for attending our call.

Operator:	This concludes today’s Extended Systems conference call. You may now disconnect.

END

Additional Information and Where to Find It

In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.